Exhibit 99.2

COLLABRX INC

Moderator: Thomas Mika
August 13, 2013
5:00 p.m. EST

Operator:	Good day, ladies and gentlemen, and thank you for your patience. You have joined the CollabRx First Quarter Fiscal Year 2014 Financial conference call and business update. At this time, all participants are in a listen-only mode.

Later we will conduct a question and answer session and instructions will be given at that time.  Should you require any additional assistance during the call, please press star, then zero, on your touch tone telephone.

As a reminder, this conference may be recorded.  I would now like to turn the call over to your host, CollabRx Corp Controller, Luisa Fonseca.  Ma’am, you may begin.

Luisa Fonseca:	Thank you. Please note that a recording on this conference call will be made available two hours after the completion of the call, and it will be available for one year via the Web using the link referenced in the company’s logistics announcement of August 7th, the financial results press release of today, as well as the company’s Website.

Please also note the important safe harbor statement that should be taken into consideration when listening to comments that will be made on this call.  Except for historical information, matters discussed on this call are forward looking statements.

Such forward looking statements are subject to certain risks and uncertainties, including but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks.  Actual operations and financial results may differ materially from the company’s expectations as a result of these factors or unanticipated events.  Specifically, we refer you to the risks and uncertainties set forth in the company’s periodic filings with the Securities and Exchange Commission.

At this time, I would like to turn the call over to Mr. Thomas Mika, CollabRx Chairman, CEO and acting Chief Financial Officer.  Please go ahead, Mr. Mika.

Thomas Mika:	Thank you, Luisa. Good afternoon, and welcome to CollabRx investor conference call. I’ll be covering both the financial portion of this call as well as the business update. Following a review of the first quarter, we’ll open up the call for questions.

I’ve asked Luisa, our Corporate Controller and Gavin Gordon, Vice President of Business Development and Strategic Alliances to join me during this call and to be available for the Q&A period at the end of my remarks.  When we launched our commercialization phase at the outset of this calendar year, we set a goal of establishing a demonstrable trajectory towards technology, content and market leadership in the data analytics space in genomic medicine.

Today’s first quarter fiscal 2014 report shows significant progress in achieving that goal.  In addition to reviewing the financials and business highlights for the quarter, I want to focus this call on two recent announcements that we made.

First, the commercial release of our genetic variant annotation service and second, the announcement that we made today regarding the next phase of our partnership with Everyday Health, to develop and market an independent mobile application in molecular oncology.

But first, the financials.  I am going to focus this financial discussion on the company’s prior quarter, Q4 fiscal 2013, rather than the quarter one year ago, since the quarter one year ago did not include any results from our current operations.  It preceded our acquisition of CollabRx.  If listeners are interested in the year ago comparisons, please refer to our earnings release published today for a more complete review in our 10-K, which will be filed – excuse me, our 10-Q, which will be filed with the SEC tomorrow.

We are pleased to report sustained revenue generation since the previous quarter, at the start of our commercialization phase.

In the first quarter of fiscal 2014, CollabRx reported a sequential increase in revenue coming from our core content and data analytics operations, from $250,000 last quarter to $270,000 this quarter.  We continue to maintain high gross margins at above 90 percent.

Operating expenses totaled $961,000 for the quarter, of which $818,000 had an impact on our cash.  This compares to $1.1 million in the immediately prior quarter, with cash expenses of $828,000.  Our operating loss for the quarter was $709,000 compared to $847,000 in the prior quarter.

Our net loss from continuing operations was $679,000 compared to $807,000 in the prior quarter.  So we are basically operating at the same level of cash operating expense over the past two quarters, and I don’t anticipate any major changes in expense levels in the current second quarter.

During the first quarter, we recorded a loss from discontinued operations of a net $118,000, consisting mainly of a re-class of accumulated other comprehensive loss from foreign exchange differences, resulting from the final closing or our former Tegal foreign subsidiaries.  Thus, the comprehensive loss from both continuing and discontinued operations was $797,000 or 41 cents per share, compared to $811,000 or 43 cents per share in the fourth quarter of fiscal 2013.

We ended the quarter with $3.4 million in cash and cash equivalents, compared to $4 million at the end of the prior quarter, which was the end of our last fiscal year.  Intangible assets and good will related to the acquisition are notable assets on our balance sheet.  These assets are reduced in value either through amortization or impairment.  Our current liabilities amount to $215,000 compared to $193,000 at the end of the prior quarter.  Preferred tax liability of $561,000 is reduced through amortization with no effect on cash.

The only significant liability otherwise is a promissory note due back to the sellers in the amount of $500,000 plus accrued interest of $5,000.  CollabRx’s total shares outstanding are just under 2 million and fully diluted are approximately 2.9 million.

The 800,000 shares not yet accounted for in our TSO include approximately 100,000 of non-price protected warrants, and approximately 700,000 shares in the form of options or RSUs held by employees, board members, and consultants.  Please refer to our recently filed proxy for further details on shares held by employees.

During the last conference call, I presented a comprehensive overview of what CollabRx does and the markets we serve.  I would encourage our listeners on this call to refer to the transcript of that call, which we filed under an 8-K or to review our recently filed 10-K, which I believe is a good overview of our current operations.

During the first quarter of fiscal 2014, we made significant progress in increasing our commercial reach through several agreements and collaborations, including a joint marketing initiative with GeneInsight, LLC, a leading developer of software to support knowledge management and reporting for genetic testing laboratories, and a wholly owned subsidiary of Partners Healthcare.  CollabRx medical and scientific content will be made accessible through the GeneInsight knowledge management platform.  Initially focused on oncology, the combined offering will be available to the clinical laboratory market.

During the first quarter, we completed the technical integration of the first version of the combined product, and we are engaged in business development discussions with specific qualified customers for that service.  We initiated a collaboration with the thoracic oncology program at the prestigious University of Chicago Medical Center, one of the nation’s leading cancer treatment centers, with innovative clinical and translational research programs in cancer genetics and therapeutics.  The collaboration will be lead at the University of Chicago Medical Center by Ravi Salgia, MD, PhD., a Professor of Medicine and Vice-Chair of Translational Research at the University of Chicago.

The medical center is in the process of expanding its genomic testing capabilities with a view toward doing more in-house rather than sending samples out to third party testing labs.  Our first project will be to review prior testing results and run them through the CollabRx interpretation engine.

And finally, we entered into a services agreement in Hayden IR, a 15 year old, highly respected, national investor relations firm to raise the visibility of CollabRx and strengthen our relationships with the investment community.  In connection with this, I recently gave a presentation at the Southern California Investment Conference, which was Webcast and available for your review.
The PowerPoint presentation can also be found on the CollabRx Website.

The overall strategy that underpins each of these deals we have announced or will announce, has to do with either the strengthening of the content of our expert-vetted and frequently updated knowledge base, or making that knowledge base more widely available to physicians and patients, either through interactive decision support tools or clinical reports from testing laboratories.

In connection with this last point, last week we announced the launch of our Genetic Variants Annotation service, a new product and the company’s first offering for the clinical laboratory market, including reference laboratories, hospital laboratories, research institutions and laboratories within academic medical centers.

The GVA service provides for a fully automated and scalable medical informatics solution that seamlessly pairs the results of genetic sequencing tests with clinically actionable and dynamically updated knowledge that can be used to inform patient treatment planning.  We have been beta testing this product for the past several months with customers and as of last week, we took the step of officially launching this innovative service.

It is available on either a subscription basis or on a Software-as-a-Service or SasS basis, depending on the particular needs of specific customers.

Large scale, multi-gene testing in oncology is in its infancy and has been pioneered by Foundation Medicine, which recently filed an S-1, which you can easily find on sec.gov.  Notable in that filing are the investors, all A-list venture firms; Third Rock, Kleiner Perkins, Google Ventures, jVen Capital, Gates Ventures, and Wellington Management; collectively in for about $100 million dollars.

The Foundation Medicine S-1 also identifies a number of competitors and potential competitors that should be of interest to our investors, including commercial diagnostic companies and NGS platform providers, including Life Technologies, with whom we have an agreement.  The Foundation Medicine S-1 is a good overview of the market we serve with the GVA service, so I would encourage CollabRx investors to review it and consider our company’s potential.

Not to be too simplistic about it, but from the point of view of an oncologist, Foundation Medicine offers two things; a testing service and an interpretive report.

What CollabRx does is provide the interpretive report only, leaving behind all of the associated R&D facilities, personnel, and capital costs, as well as uncertainties associated with regulatory and reimbursement issues.  We do not currently interpret Foundation Medicine tests for Foundation Medicine, although we could.  But we do have the ability to interpret the genomic tests from any and all other diagnostic labs that offer tests fundamentally similar to Foundation and we expect the number of labs and tests that are doing so with us to build rapidly.

When Foundation Medicine was launched, its emphasis was on the technical aspects of the testing process.  Many of those technical issues have been generally addressed, and as a result Foundation Medicine is currently emphasizing the test interpretation.  We believe that CollabRx can interpret genetic testing more effectively and more efficiently than any other company or institution, including labs like Foundation Medicine.  Since we have been singularly focused on what we have always regarded as the most valuable aspect of the testing process, the interpretative report.

The report is what the ordering physician sees and acts on, and is arguably the way that physicians will judge the usefulness and quality of the test, particularly as testing becomes more widespread and offered by many labs beyond Foundation Medicine, as we are seeing now.  Our interpretation is platform agnostic.  And this is one of our most important differentiators.  For example, we are reinterpreting hundreds of Foundation Medicine tests for academic medical centers, improving on the report that Foundation Medicine routinely provides.

Our other key differentiator in this regard is our ability to provide the input of the nation’s leading oncologists from many different prestigious institutions.  This independent clinical interpretative context democratizes access to thought leader medicine and solves a key barrier currently preventing widespread adoption of cancer genetic testing as highlighted in the article published in yesterday’s Wall Street Journal.  You might as the question about how a small company like CollabRx could possibly interpret a multi-gene test like the one offered by Foundation Medicine or any other lab.

Well, there is a straightforward answer to this.  Our entire focus as a company since 2008 has been on building the systems, tools and intellectual property that allows us to provide that interpretative report.  CollabRx has brought together three unique elements to solidify our position in this field; namely, the creation of a highly specialized knowledge base, that to our knowledge no other entity had previously constructed.  Second, specialized software tools and applications that to our knowledge no other entity had developed for any comparable use, and third, a large network of independent experts that to our knowledge, no other commercial entity can rival in size, scope and expertise.

We possess deep expertise in molecular oncology through the efforts of our staff of PhD level molecular biologists who have worked directly on the curation of our oncology specific knowledge base for over five years, and who are supported by others on our team who are trained in molecular biology and bioinformatics, along with consultants, contractors, and interns.

In addition, our staff includes Gavin, seated here, a former professor of molecular pathology from the Harvard Medical School, and George Lundberg, a world renowned physician/pathologist and former editor in chief of the Journal of the American Medical Association, who has guided the creation, organization, an utilization of our network of 75 independent key opinion leaders since 2010.

We are now beginning to take in tests with our SaaS based and subscription service, so we will be recording small amounts of related revenue next quarter.  The major impact of our announcement of the availability of the commercial service has been on our business development activities, which Gavin reports had increased substantially since last week, also with better qualities leads.

This morning we announced a multi-year agreement with Everyday Health’s Med Page Today, the leading provider of real time breaking medical news for healthcare professionals.  As many of you know, this is our second agreement within a year with Med Page Today, and we are pleased that the successful relationship we have established between Everyday Health and CollabRx is extending to the next level.  A division of the leading digital health and wellness media company, Everyday Health Med Page Today, reaches over 1/3 of all US physicians, including 96 percent of all oncologists.  The mobile application, which we are co-developing, is scheduled for release later this year.  Under the terms of the agreement, CollabRx will provide its decision- support, expert systems, and electronic reference tools that incorporate our proprietary technology and leverage our knowledge base.  Med Page Today will develop the front end application and include within the app the relevant medical news and physicians alerts.  Med Page Today will promote the app to its audience of oncology professionals and other physicians as well as the interested public.

I’d like to take some time to review our vision for this product and why I believe that this is the most significant agreement that we have made to date with any company.

First of all, we believe that the business model for this type of independent app has been well demonstrated both within and outside of the healthcare market.

Physicians are increasingly using Smartphones and tablets at the point of care, and mobile apps are increasingly the preferred method for physicians as well as the general public to access information.  There are several examples of highly successful mobile apps directed at physician users.  Revenues are derived from several sources, including sponsorships, advertising, subscriptions and data analytics.

We expect this to be true of CollabRx Med Page Today mobile offering as well.  The core of our new mobile offering will be our therapy finders, which we have successfully piloted as a Web-based application for the past six months on Med Page Today.

Independent research confirmed that practicing oncologists who reviewed our Lung Cancer Therapy Finder on the Web found it to be extremely valuable and useful.  Our Therapy Finders are unique, interactive, easy to use apps with high value content related to treatment strategies related to molecular biomarkers applied to a variety of cancers.  Each of our Therapy Finders has been developed and updated in consultation with an advisory board, consisting of some of the nation’s leading cancer clinicians and researchers.

We envision including other future Therapy Finders within the initial app, including the highly regarded real-time breaking medical news for healthcare professionals supplied by Med Page Today.  In the future, we plan to include additional features within the app, such as a biomarker drug reference tool, a meet the experts feature, and a diagnostic test reference tool.  Many of these features are readily developed out of our existing knowledge base and data integration and analysis platforms.  These extended features require only incremental development expenses, but will significantly expand our revenue well beyond the investment.

All of the features within the mobile app represent extremely high value content, not readily available anywhere on apps or on the Web and in many cases no place other than from CollabRx.  Our initial target users will be oncologists and pathologists and eventually patients, focusing on the molecular aspects of laboratory testing and therapy development.  The foundation of precision oncology, in which each patient’s cancer treatment plan is individually tailored to reflect the genetic profile of their tumor.

Over time, we expect that this app will serve as a comprehensive point of care resource for physicians and patients to obtain highly credible, expert-vetted and dynamically updated information to guide cancer treatment planning.

We could not have picked a better partner for our entry into the rapidly growing mobile healthcare market.  A division of the leading digital health and wellness media company Everyday Health, MedPage Today reaches over 1/3 of all US physicians, including, as I said before, 96 percent of all oncologists.  The agreement opens up a new primary channel to support both our near term growth and our long term strategy to build a knowledge franchise in molecular medicine for practicing physicians and patients.

The multi-year agreement with Everyday Health is exclusive to both parties.
Revenues from all sources, including sponsorships, advertising and data analytics will be shared equally between Everyday Health and CollabRx, with each company bearing its own costs for the development, marketing, and sales of the mobile app and related products.  This agreement represents Phase II of a growing alliance between CollabRx and Everyday Health, and we are excited to continue to be involved with Med Page Today in what we believe will be a major advance in the fight against cancer - by making large scale thought leader medicine truly accessible in the complex area of molecular oncology.

Our Q1 2014 results represent a second straight quarter of revenue generation, since we launched our commercialization phase at the beginning of this calendar year.  This sustained performance continues to establish a demonstrable trajectory towards technology, content and market leadership in the data analytics space in genomic medicine, and it serves to build a strengthening base for continued corporate growth in fiscal 2014.  Thanks for your participation with us today.  And now I’d be pleased to take questions from the audience.

Operator:	Thank you, sir. Ladies and gentlemen, to ask a question, please press star, one at this time on your touchtone telephone. If your question has been answered or you with to remove yourself from the question queue, please press the pound key. Again, to ask a question at this time, press star, one on your touch tone telephone. That is star, one on your touch tone telephone to ask a question. We are holding for questions. And once again, to ask a question, please press star, one at this time. Our first question comes from Chris Lahiji of LD Micro. Your question, please.

Chris Lahiji:	Great developments this quarter. I had a quick question about this new app with MedPage Today. You know, the big question is how do you ultimately get people to know about the app and how much do you expect that the cost in terms of marketing and build out and solicitation for this?

Thomas Mika:	Chris, that’s a good question, and I don’t have a full answer for you. I think that initially we’re addressing a fairly well defined set of oncologists. There are about 30,000 oncology professionals in the United States and so we need to get that app in front of them.

The main method for doing that is going to be those physicians who use the Web version available on MedPage Today, who will be encouraged to download our app.  MedPage Today has committed to a certain level of promotion of the app on their Website.  Going forward though, we’re definitely going to have to address the issue of how we expand beyond the MedPage Today audience of oncologists and oncology professionals, and even get to potentially get to the patients.

Remember, in the United States alone there are 12 million people who have been diagnosed with cancer, there are 1.6 million who are newly diagnosed every year, and unfortunately there are 600,000 who perish from cancer in the United States.  So beyond the limited oncology professional network, we see eventually being able to promote and distribute this app to patients.  So that is a market that we would approach with the, you know, normal tools of promoting Web apps to consumers, but we really haven’t gotten to the point of sizing the marketing effort – marketing or sales effort for either the professionals or the – or the patients, but we expect to do that between now and December.

Chris Lahiji:	Two more questions. So is there anyone directly that you think you’ll be ultimately competing with in this space, or is it so relatively new that you know, nothing like that exists?

Thomas Mika:	There are apps that you can download in the oncology space that are available on the, you know, the iTunes store or iPhone store, but they are at a very, very basic level, and frankly, nowhere near as interactive or as expert driven as our apps will be. And there is none to my knowledge that focus at all on molecular oncology.

Chris Lahiji:	OK. And lastly, can you comment about the Life Technology acquisition? I mean, is there any color on that, or we still don’t know?

Thomas Mika:	I think I said in the last conference call that the acquisition by Thermo of Life actually has increased our communication between Life Technologies and CollabRx and not only the communication, but the cooperation. I think they want to get things done pretty fast over there, so if anything that relationship has been strengthened since our last call.

Chris Lahiji:	Excellent, thank you so much for answering my questions.

Thomas Mika:	You’re welcome, Chris.

Operator:	Thank you. Once again, to ask a question, please press star, one on your touchtone telephone. Our next question comes from Mike Herald of Midtown Capital. Your line is open.

Mike Herald:	Thank you, hi. Can you summarize your portfolio of products and which make up current revenue and what will drive future revenue, and also if you can talk about the margins for each and you know, relative to one another. Thanks.

Thomas Mika:	OK. So I’d be happy to. So we really have two products, or two product lines. One is directed at the clinical laboratory and that is best represented by the GVA service that I discussed earlier. The second product area has to do with the decision support products that are available to physicians, currently on the Web and in connection with this agreement with Everyday Health expected to be available soon through a mobile platform.

Both of those products have really only been recently introduced, so all of the revenue that we’ve reported so far has been related to the beta version of our GVA service – I shouldn’t say all; most of the revenue that we’ve reported has been related to that.  And we expect that revenue to build in future quarters.  But I would caution you that I expect it to be very lumpy as we bring on additional customers and as those customers bring on their own tests.

In the clinical product area, we have reported relatively small amounts of revenue sharing related to advertising on the Web.  But that revenue is actually is expected to increase this year as Everyday Health Med Page Today signs on additional sponsors for additional Therapy Finders.  In fact, we just added to the Website our Melanoma Therapy Finder in addition to the one that we’ve had there for about six months, which was the Lung Cancer Therapy Finder.  So we share some advertising revenue from them and then also get some license fees.

Both of those product areas have large gross margins because the only expenses related to cost to good sold at this point are development expenses that we capitalize and then those development expenses are – largely are almost exclusively salaries.  So salaries that are related to products that we have marketed or for which we receive revenue; those activities are capitalized and we amortize them over the life of the product.  So that is why you see fairly high levels of gross margin and, you know, as we add direct selling expenses, we hope to see those margins high, but inevitably they are going to come down somewhat.

I think the important point here is that CollabRx has since 2008 been developing the technology to be able to deliver these services and content.  That development is now going to be reflected in the revenues that we see going forward.  So there is huge operating leverage associated with that.

I don’t see very large incremental expenses on the engineering side anywhere to deliver any of the products that we’ve announced, including the mobile app.  The only incremental expenses that I can see are the ones that Chris Lahiji asked about which are the sales and marketing expenses related to those products.  Does that answer your question?

Mike Herald:	Yes, thank you.

Thomas Mika:	OK.

Operator:	Thank you. And once again, to ask a question, please press star, one on your touchtone telephone. Our next question comes from Michelle Rosen of Jane Street Capital. Your line is open.

Michelle Rosen:	Hi, there. I wanted to get your thoughts on what could be the revenue implications of the mobile app that you announced today.

Thomas Mika:	So we don’t give specific guidance going forward, but I can say that the overall revenue implications are for us starting out a relatively low base, quite large. The advertising that is sold by Everyday Health and Med Page Today is sold in flights of six month or 12 month terms. They’re in the low to mid six figure areas for sponsorships. As we move from the Web to the mobile platform we expect them to be around the same amount if not more, because of the potential reach.

So these are pretty large sales of advertising and sponsorships relating to the mobile app.  In addition to that, we expect as CollabRx to be doing some reports on the data analytics side that we would be selling mainly to pharma and other diagnostic companies.

And we expect those to be fairly large contracts with those customers.

I like to refer anyone listening on the call to a business model that we have looked at previously is a company called ePocrates.  ePocrates was acquired about three or four months ago by Athena Health.  ePocrates successfully accumulated about 300,000 physician users at the time of the acquisition - they may in fact have more now.  And they ramped that company to about $100 million before they were sold to Athena Health for $300 million, roughly.

Their model is very similar to the one that we would expect to adopt in which subscription revenue represented only about 20 percent of their total revenue, where advertising and the sale of other services to pharma represented 80 percent.  So I think that is a good model going forward, with the caveats that number one, we’re dealing with a smaller market in oncology - they had available to them about 900,000 physicians in the United States; however, we’re addressing physicians with what we regard as being much higher value content.  So we think the value is higher, the value proposition is higher, and all you have to do is look at the cost of cancer drugs in the United States, the difference between cancer drugs and drugs that treat, for example, diabetes to see what the relative value is of the information that we would be providing through the mobile app compared to ePocrates.  Does that answer your question?

Michelle Rosen:	Yes, yes it does. Thank you.

Thomas Mika:	Thank you.

Operator:	Thank you. Our next question comes from Chuck Lipson of CSL Associates. Your line is open.

Chuck Lipson:	I’m sorry, I am late to join the call. There are a lot of earnings calls today. But there was an article today in the Wall Street Journal that highlighted the targeting of cancer treatments. And I was wondering would that adequately – would that describe the CollabRx product and its potential – have you read it?

Thomas Mika:	Yes, so to a certain extent, but I’ll let Gavin Gordon, our Vice-President, answer that question.

Gavin Gordon:	Yes, sure, Tom. I think we’re talking about the article that appeared yesterday around a case study in drug development and – in lung cancer. And the article was well written, I think what it did is accurately capture where the field is and where it had the potential to go. And when I look at it, several of the key issues that were identified by the author as potential barriers to the field advancing, CollabRx addresses.

And so I think some of the key take-aways there is in the example of lung cancer being a single disease.  Now pharma, as well as oncologists, are recognizing that lung cancer, as well as all of the common cancers for that matter, represent myriad diseases, each of which might require it’s own drug or drug combination based on the genetic profile of the tumor.

And one of the oncologists at a leading institution was quoted as basically saying this information is not easily available to the community; and we would agree with that, and that is actually one of the things that we address with our products and through our products.

And so we basically put the information, the right information, to the right person at the right point in time, which is to say we arm the oncologist and the patient with the knowledge to leverage the explosion of genetic testing to their advantage and inform a cancer treatment plan.  And then from the pharma perspective, by linking genetic profiles to the drug development pipeline and process, most notably clinical trials, we support the notion of running faster and smarter trials in cancer, primarily by driving awareness of clinical trials for which patients might be eligible patients based on their tumor’s genetic profile.

And so I think what I’ve tried to do is say that we identify and solve a couple of gaps that are present for both the oncologist, and we address some of the needs that are highly relevant for getting drugs to market and adapting the development process from the cardiovascular, Lipitor model, let’s say, to something like oncology where the markets are relatively smaller with respect to the number of relevant patients, but are much higher value.  So Roche’s blockbuster drug Zelboraf, is really only indicated for a few thousand patients each year, but it is a blockbuster drug by status and sales.

And so I think the trend that that article was the leveraging around the explosion of genetic information as well as the changes in how drugs are developed for cancer is very much a tide that will life our boat as well.

Chuck Lipson:	Yes, because in the article it said that there were, I think, 1,000 chemos that are now available or that are in trial or are being developed, and that seems like it would be very difficult for the oncologist to keep up with that sort of information, and especially given the numbers of permutations and combinations with the genetic tumor – type of tumor that the patient did have.

Gavin Gordon:	Correct. It is incredibly complex. And what we attempt to do is make accessible – easily accessible and clearly presented the information that needs to be brought to bear at the point of care to inform treatment planning. And so you’re absolutely correct.

Chuck Lipson:	Now given – how many – what is the target market, would you say for the number of tests that could be used using your products – how big of a market are we addressing?

Gavin Gordon:	Right, right. So I really think it depends on who you would ask, and there is a variety of estimates. And so from some top consulting firm round tables that I’ve participated in, you know, the general consensus ranges from 30 to 60 percent of all cancer patients ultimately receiving some sort of genetic testing within the next five years. Certainly others are more optimistic in terms of how many patients might be tested in the near term, and others certainly are more pessimistic. I think, you know, broadly speaking it is not the extent of the penetration but the timing and when the ramp with occur over the next, you know, call it two to five years.

Chuck Lipson:	And would the pricing of your product be dependent on – you know, as more information is out there and there are more genetic tests and there are more chemos available, is the pricing always stable, or how do your price your tests – your report, I should say, or…?

Gavin Gordon:	Well, currently our pricing models aren’t tied to the complexity of the data. We figured out a scalable way to address that.

Chuck Lipson:	OK. All right, thank you very much. It sounds like a very useful and valid product.

Thomas Mika:	Thank you. We think so, too.

Operator:	And thank you, as there are no further questions in queue, I would like to turn the call back over to Mr. Mika for any closing remarks.

Thomas Mika:	So thanks for joining us today. I hope you enjoyed the explanation of both our GVA service and our announcement with Everyday Health Page Today. We think these two areas are going to be driving our growth here in the next few quarters, and I’ll be happy to report on progress again in another quarter, so thank you very much for your attention.

Operator:	Thank you, sir. And thank you ladies and gentlemen for your participation, that does conclude your program, you may disconnect your lines at this time. Have a great day.

END